ICON Funds 485BPOS

Exhibit 99.(h)(6)(c)

March 19, 2018

ICON Funds,
on behalf of its fund series as
set forth on Appendix I attached hereto
5299 DTC Boulevard, Suite 1200
Greenwood Village, CO 80111

RE:	Eleventh Amendment to ICON Funds Line of Credit

Ladies and Gentlemen:

State Street Bank and Trust Company (the “Bank”) has made available to ICON Funds, a Massachusetts business trust registered under the Investment Company Act (the “Borrower”), on behalf of its fund series from time to time listed on Appendix I attached to the Existing Loan Agreement (each such fund series, a “Fund”), a $50,000,000.00 uncommitted unsecured revolving line of credit (the “Uncommitted Line”) as described in a letter agreement dated March 29, 2010, between the Borrower and the Bank (as amended prior to the date hereof, the “Existing Loan Agreement”, and as further amended hereby, the “Loan Agreement”). The obligations of the Borrower arising under the Uncommitted Line are evidenced by an amended and restated promissory note in the original principal amount of $50,000,000.00 dated March 21, 2016 (the “Note”). Any capitalized term not otherwise defined herein shall have the same meanings as set forth in the Loan Agreement.

The Borrower has requested, and the Bank has agreed, to extend the Uncommitted Line for an additional 364-day period from the date hereof and to further amend the Existing Loan Agreement and other Loan Documents as set forth below. Therefore, for good and valuable consideration, the receipt of which is hereby acknowledged, the Borrower, on behalf of any Fund, and the Bank agree as follows:

I.           Amendments to Loan Documents

1.          Section I(1) of the Existing Loan Agreement is hereby amended by deleting the first sentence in its entirety and substituting the following therefor: “The Uncommitted Line shall expire on March 18, 2019 (the “Expiration Date”), unless extended by mutual agreement of the Bank and the Borrower or, with respect to any Fund, terminated by the Borrower on behalf of such Fund as provided herein.”

ICON Funds,

on behalf of its fund series as

set forth on Appendix I attached hereto

March 19, 2018

2.            Section I(4) of the Existing Loan Agreement is hereby amended by deleting the first sentence thereof in its entirety and substituting the following therefor: “Principal on each outstanding Loan shall bear interest at a daily fluctuating rate per annum equal to the Applicable Rate plus one and one-quarter percent (1.25%), which rate shall be subject to change from time to time as and when the Applicable Rate changes.”

3.            Section I of the Existing Loan Agreement is hereby further amended by inserting the following new sub-section I(9) at the end of such section:

9.           Additional Costs; Capital Adequacy. (a) If any new law, rule or regulation, or any change after the date hereof in the interpretation or administration of any applicable law, rule or regulation by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank (or its applicable lending office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency in connection therewith issued, promulgated or enacted after the date hereof shall:

(i) subject the Bank (or its applicable lending office) to any tax, duty or other charge with respect to the Loans, the Note or the Bank’s undertakings hereunder, or shall change the basis of taxation of payments to the Bank (or its applicable lending office) of the principal of or interest on the Loans or any other amounts due under this Agreement or the Bank’s undertakings hereunder, in each case, except for any tax on, or changes in the rate of tax on the overall net income of, or franchise taxes payable by, the Bank or its applicable lending office described in Section I(5)(b) above; or

(ii) impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Bank (or its applicable lending office) or shall impose on the Bank (or its applicable lending office) any other condition affecting the Loans, the Note or the Bank’s undertakings hereunder; or

Information Classification: Limited Access

ICON Funds,

on behalf of its fund series as

set forth on Appendix I attached hereto

March 19, 2018

(iii) impose on the Bank any other conditions or requirements with respect to this Agreement, the other Loan Documents, the Loans or the Bank’s undertakings hereunder;

and the result of any of the foregoing is to increase the cost to the Bank (or its applicable lending office) of making, funding, issuing, renewing, extending or maintaining any Loan or the Bank’s undertakings hereunder, or to reduce the amount of any sum received or receivable by the Bank (or its applicable lending office) under this Agreement or under the Note with respect thereto, by an amount deemed by the Bank to be material, then, promptly upon demand by the Bank (and in any event within thirty (30) days after demand by the Bank) and delivery to the Borrower of the certificate required by clause (c) of this Section I(9), the Borrower, on behalf of its respective Funds, shall pay to the Bank its ratable portion (calculated in accordance with Section I(5)(c) above) of the additional amount or amounts as will compensate the Bank for such increased cost or reduction.

(b)           If the Bank shall determine that any change after the date hereof in any existing applicable law, rule or regulation or any new law, rule or regulation regarding capital adequacy or liquidity, or any change therein, or any change after the date hereof in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any new request or directive of general applicability regarding capital adequacy or liquidity (whether or not having the force of law) of any such authority, central bank or comparable agency issued, promulgated or enacted after the date hereof, has or would have the effect of reducing the rate of return on capital of the Bank (or its parent corporation) as a consequence of the Bank’s obligations hereunder to a level below that which the Bank (or its parent corporation) could have achieved but for such law, change, request or directive (taking into consideration its policies with respect to capital adequacy and liquidity) by an amount deemed by the Bank to be material, then from time to time, promptly upon demand by the Bank (and in any event within thirty (30) days after demand by the Bank), the Borrower, on behalf of its respective Funds, shall pay to the Bank its ratable portion (calculated in accordance with Section I(5)(c) above) of such additional amount or amounts as will compensate the Bank (or its parent corporation) for such reduction.

Information Classification: Limited Access

ICON Funds,

on behalf of its fund series as

set forth on Appendix I attached hereto

March 19, 2018

(c)           The Bank will promptly notify the Borrower of any event of which it has knowledge, occurring after the date hereof, which will entitle the Bank to compensation pursuant to this Section. A certificate of the Bank claiming compensation under this Section and setting forth in reasonable detail the additional amount or amounts to be paid to it hereunder and the calculations used in determining such additional amount or amounts shall be conclusive in the absence of manifest error. In determining such amount, the Bank may use any reasonable averaging and attribution methods.

(d)           For the avoidance of doubt and notwithstanding anything herein to the contrary, for the purposes of this Section I(9), (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of law) and (ii) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of law), in each case for this clause (ii) pursuant to Basel III, shall in each case be deemed to be a change in law regardless of the date enacted, adopted, issued, promulgated or implemented.

3.          Section II(15) of the Existing Loan Agreement is hereby amended by inserting the following new definitions in the appropriate alphabetical sequence therein:

“Applicable Rate” shall mean, as of any day, the higher of (a) the Federal Funds Rate as in effect on that day and (b) the One-Month LIBOR Rate as in effect on that day; provided that if either or both of such rates is less than zero, such rate(s) shall be deemed to be zero for purposes of this Agreement.

“Federal Funds Rate” shall mean, at the relevant time of reference thereto, the rate that appears on Bloomberg page BTMM, as of 9:30 a.m. (Boston time), as the “Federal Funds Ask Rate”, or if such page is unavailable, any successor or substitute page of such service providing quotations comparable to those currently provided on such page of such service, as determined by the Bank from time to time for purposes of providing quotations, or if such rate is not so published or is otherwise unavailable, the quotation received by the Bank from a federal funds broker of recognized standing as selected by the Bank in its reasonable discretion.

Information Classification: Limited Access

ICON Funds,

on behalf of its fund series as

set forth on Appendix I attached hereto

March 19, 2018

“One-Month LIBOR Rate” shall mean, as of any day, the rate appearing on the Reuters “LIBOR01” screen displaying interest rates for dollar deposits in the London interbank market (or on any successor or substitute page on such screen) at approximately 11:00 a.m., London time, as the rate for dollar deposits in the London interbank market with a maturity of one month, provided that in the event such rate does not appear on such screen (or on any successor or substitute page on such screen or otherwise on such screen), the “One-Month LIBOR Rate” shall be determined by reference to such other comparable publicly available service for displaying interest rates applicable to dollar deposits in the London interbank market as may be selected by the Bank or, in the absence of such availability, by reference to the rate at which dollar deposits of $1,000,000 in immediately available funds for a one-month term are offered by the principal office of the Bank to leading banks in the London interbank market at approximately 11:00 a.m., London time, provided further that in the event such day is not a Business Day upon which interbank lending in dollars is conducted in London (a “LIBOR Business Day”), then One-Month LIBOR Rate shall be such rate as in effect on the immediately preceding LIBOR Business Day.

4.          The Borrower has informed the Bank that effective January 23, 2018, ICON Bond Fund changed its name to ICON Flexible Bond Fund. All references in the Existing Loan Agreement to “ICON Bond Fund” shall hereby be references to ICON Flexible Bond Fund and the Appendix I to the Existing Loan Agreement and the Note (and the relevant appendix to each other certificate, document, form or agreement executed or delivered in connection with the Loan Agreement and to which a list of the Borrower and Funds is appended) is hereby deleted in its entirety and the Appendix I attached hereto is substituted in each instance therefore to reflect the changes described herein. All references in the Loan Agreement and the Note (and any such other certificate, document, form or agreement) to Appendix I shall hereafter be deemed to refer to the replacement Appendix I attached hereto.

5.          Exhibit B attached to the Existing Loan Agreement is hereby deleted in its entirety and Exhibit B attached hereto is substituted therefor.

II.         Administration Fee

As a condition precedent to the effectiveness of this letter agreement, the Borrower shall pay to the Bank on the date of this letter agreement a non-refundable fee equal to $30,000, which fee shall be fully earned by the Bank upon the date of this letter agreement.

Information Classification: Limited Access

ICON Funds,

on behalf of its fund series as

set forth on Appendix I attached hereto

March 19, 2018

III.        Miscellaneous

1.          Other than as amended hereby, all terms and conditions of the Loan Agreement and all related Loan Documents are ratified and affirmed as of the date hereof and extended in order to give effect to the terms hereof.

2.         The Borrower, for itself and on behalf of each of its Funds, represents and warrants to the Bank as follows: (a) no Default or Event of Default has occurred and is continuing on the date hereof under the Loan Documents; (b) each of the representations and warranties of the Borrower contained in the Loan Agreement is true and correct in all material respects on and as of the date of this letter amendment; (c) the execution, delivery and performance of this letter amendment and the Loan Documents, as amended hereby (collectively, the “Amended Loan Documents”): (i) are, and will be, within the Borrower’s or Fund’s power and authority, (ii) have been authorized by all necessary proceedings, (iii) do not, and will not, require any consents or approvals including from any governmental authority other than those which have been received, (iv) will not contravene any provision of, or exceed any limitation contained in, the declaration of trust, or by-laws or other organizational documents of the Borrower or Fund or any law, rule or regulation applicable to the Borrower or Fund, (v) do not constitute a default under any other agreement, order or undertaking binding on the Borrower or Fund, and (vi) do not require the consent or approval of any other party other than for those consents and approvals which have been received; and (d) each of the Amended Loan Documents constitutes the legal, valid, binding and enforceable obligation of the Borrower and each such Fund, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

3.          Upon receipt of a fully executed copy of this letter amendment and such other documents or instruments as the Bank may reasonably request, this letter amendment shall constitute an amendment to the Existing Loan Agreement and the other Loan Documents, as applicable, to be governed by the laws of the Commonwealth of Massachusetts.

4.          This letter amendment may be executed in counterparts each of which shall be deemed to be an original document.

[The remainder of this page is intentionally left blank.]

Information Classification: Limited Access

Eleventh Amendment Signature Page

ICON Funds

If the foregoing is acceptable to you, please have an authorized officer of the Borrower execute this letter amendment below where indicated and return the same to the undersigned.

Very truly yours,

STATE STREET BANK AND TRUST COMPANY

By:
Carolyn Baker, Vice President

Acknowledged and Accepted:

ICON FUNDS,
on behalf of its fund series as
set forth on Appendix I attached hereto

By:
Name:	Donald Salcito
Title:	Secretary

Eleventh Amendment Signature Page

ICON Funds

If the foregoing is acceptable to you, please have an authorized officer of the Borrower execute this letter amendment below where indicated and return the same to the undersigned.

Very truly yours,

STATE STREET BANK AND TRUST COMPANY

By:
Carolyn Baker, Vice President

Acknowledged and Accepted:

ICON FUNDS,
on behalf of its fund series as
set forth on Appendix I attached hereto

By:
Name:	Donald Salcito
Title:	Secretary

APPENDIX I

Name

ICON Funds,

on behalf of each of:

ICON Consumer Discretionary Fund

ICON Consumer Staples Fund

ICON Emerging Markets Fund

ICON Energy Fund

ICON Equity Income Fund

ICON Financial Fund

ICON Flexible Bond Fund (f/k/a ICON Bond Fund)

ICON Fund

ICON Healthcare Fund

ICON Industrials Fund

ICON Information Technology Fund

ICON International Equity Fund

ICON Long/Short Fund

ICON Natural Resources Fund

ICON Opportunities Fund

ICON Risk-Managed Balanced Fund

ICON Utilities Fund

EXHIBIT B

ADVANCE/PAYDOWN
REQUEST FORM

DATE:

TO:	STATE STREET BANK AND TRUST COMPANY

ATTN:	LOAN OPERATIONS CUSTOMER SERVICE UNIT telephone 617-662-8574 or 617-662-8588; fax 617-988-6677 email ais-loanops-csu@statestreet.com

FROM:	ICON FUNDS, on behalf of [___________] (the “Fund”)
(Fund # _________) (DDA # ________)

In connection with the letter agreement dated March 29, 2010 and related documents currently in effect with State Street Bank and Trust Company (as amended, collectively, the “Agreement”), please increase/reduce (circle one) the outstanding balance on behalf of the above-indicated Fund by $______________. Any requested Loan should be recorded on the books of the Fund with the Bank and interest payable to the Bank should be recorded at the agreed upon rate.

1.	This request is (check one):	___ Loan Advance (a minimum amount of $1,000)
___ Paydown ___ Overnight Rollover

2.	[Reserved].

3.	The proceeds of any requested Loan shall be used only to the extent consistent with and not prohibited by the Prospectus, the terms of the Agreement and applicable laws and regulations, including, without limitation, Regulation U, and no Default of Event of Default has occurred under the Agreement.

4.	All of the representations and warranties of the undersigned Borrower and Fund set forth in Section II(2) of the Agreement are true and correct on and as of the date hereof.

5.	The Borrower and the Fund is in compliance with all the terms and conditions in the Agreement (including the Maximum Amount and other borrowing limitations thereunder) and will remain in compliance therewith after giving effect to the making of any requested Loan.

6.	The following amounts and statements are true in connection with any requested Loan:

(a)	Adjusted Net Assets of the Fund:

	(i)	Total Assets of the Fund	$

Information Classification: Limited Access

(ii)	Total Liabilities (excluding Indebtedness for borrowed money) of the Fund*	$
	(iii)	without duplication, the value of any segregated assets or assets otherwise subject to any pledge or other encumbrance	$
	(iv)	item (a)(i) less item (a)(ii) less item (a)(iii)	$

(b)	25% of item (a)(v)		$

(c)	(i)	Beginning Loan Balance:	$
	(ii)	Paydown Amount (if any):	$
	(iii)	Requested Loan (if any)	$
	(iv)	Requested Loans Balance ((i) minus (ii) or (i) plus (iii)):	$

(d)	The aggregate outstanding principal amount of Indebtedness for borrowed money of the Fund other than the Loans as of the date hereof		$

(e)	Total Indebtedness for borrowed money ((c)(iv) plus (d)):		$

7.	The amount set forth in 5(e) above does not exceed the lesser of (a) the amount set forth in 5(b) above, or (b) the maximum amount which a Fund is permitted to borrow (after taking into account all outstanding Indebtedness) pursuant to its Prospectus, the Investment Company Act or any registration made thereunder, any vote of the shareholders of the Borrower or such Fund, any agreement of the Borrower or Fund with any foreign, federal, state or local securities division to which the Borrower or Fund is subject, any other applicable agreement or document to which the Borrower or Fund is a party or any law, rule or regulation applicable to the Borrower or Fund.

8.	The amount set forth in 5(c)(iv) above does not exceed the Uncommitted Line Amount, and the aggregate principal amount of Loans outstanding to the Borrower, on behalf of all Funds under the Agreement (after giving effect to the amount of any requested Loan) does not exceed the Uncommitted Line Amount.

9.	The undersigned is a duly authorized officer of the Borrower identified above with authority to execute and deliver this document to the Bank and request the Loan described herein on behalf of the Fund identified above.

ICON FUNDS, on behalf of [FUND]

By:
Name:
Title
Date:

* For purposes of calculating Adjusted Net Assets for any Fund, the amount of any liability included in Total Liabilities shall be equal to the greater of (i) the outstanding amount of such liability and (ii) the fair market value of all assets pledged or otherwise segregated to secure such liability.

Information Classification: Limited Access